Exhibit 99.1

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
2026 LONG-TERM INCENTIVE PLAN
Adopted by the Board of Directors
On March 11, 2026

Approved by the Shareholders

On May 5, 2026

1.    ADMINISTRATION

Subject to the express provisions of the Plan, the Administrator has the authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to implement the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant’s consent, alter the terms of the Award so as to materially affect adversely the Participant’s rights under the Award, unless the Administrator has expressly reserved the right to do so or pursuant to Section 9 of this Plan. To the extent permitted by applicable law, including under Sections 152(b) and 157(c) of the Delaware General Corporation Law, the Administrator may delegate some or all of its authority under the Plan, including the authority to grant or administer Awards (except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Securities Exchange Act of 1934, as amended), to such persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that the Administrator may set at the time of the delegation.

2.    LIMITS ON AWARDS UNDER THE PLAN

(a)    NUMBER OF SHARES. Subject to adjustments as provided in Section 2(b)5(b), the total number of shares of Stock subject to Awards delivered under the Plan, in the aggregate, may not exceed 4,825,000 (the “Fungible Pool Limit”). Each share of Stock issued or to be issued in connection with any Full-Value Award shall be counted against the Fungible Pool Limit as 2.0 Fungible Pool Units. Stock Options, SARs and other Awards that were granted on or after the Effective Date and that expire no more than ten (10) years from the date of grant, shall be counted against the Fungible Pool Limit as one (1.0) Fungible Pool Unit. (For these purposes, the number of shares of Stock taken into account with respect to a SAR shall be the number of shares of Stock underlying the SAR at grant (i.e., not the final number of shares of Stock delivered upon exercise of the SAR)). For purposes of the second sentence of this Section 2(a), shares that have been forfeited or cancelled in accordance with the terms of the applicable Award shall not be considered to have been delivered under the Plan; however, shares held back in satisfaction of the exercise price or tax withholding requirements from shares that would otherwise have been delivered pursuant to an Award will be considered to have been delivered under the Plan and will not be added back to the pool of available shares. In addition, shares of Stock that have been repurchased by the Company with proceeds obtained in connection with the exercise of outstanding Awards shall not be added into the pool of available shares. Any shares of Stock that again become available for grant pursuant to this Section 2(a) shall be added back to the pool of available shares. For purposes of clarity, in calculating the number of shares of Stock remaining under the Fungible Pool Limit, the Administrator will not increase the number of available

Fungible Pool Units for shares of Stock delivered under an Award (i.e., previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes). The Administrator shall determine the appropriate methodology for calculating the number of shares of Stock issued pursuant to the Plan.

(b)    TYPE OF SHARES. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

(c)    NON-EMPLOYEE DIRECTOR LIMIT. A Participant who is a non-employee member of the Board may not receive compensation for any calendar year (including the calendar year in which the non-employee member is first elected or appointed to the Board) in excess of $750,000 in the aggregate, including cash payments and Awards. For purposes of applying the limitation in this Section 2(c), Awards will be considered compensation in the calendar year in which the date of grant occurs and the value of such Award shall be its grant date fair value for financial reporting purposes.

(d)    ISO SHARE LIMIT. Subject to adjustments as provided in Section 5(b), the maximum number of shares of Stock available for issuance with respect to ISOs under the Plan shall be 4,825,000.

3.    ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.    RULES APPLICABLE TO AWARDS

(a)    ALL AWARDS

(1)    TERMS OF AWARDS. All Awards of Stock Options and SARs granted hereunder shall have a term of not to exceed ten (10) years from the date of grant. The Administrator shall determine all other terms of all Awards subject to the limitations provided herein.

(2)    PERFORMANCE CRITERIA. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3)    ALTERNATIVE SETTLEMENT. The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 2) or other property on such terms as the Administrator determines, PROVIDED the holder of the Award consents to such exchange, PROVIDED FURTHER, no such exchange will be made where the cash, Stock or property to be received has a fair market value greater than the Award being extinguished, or where any such exchange would violate Section 4(a)(8) of this Plan.

(4)    TRANSFERABILITY OF AWARDS. Awards may not be transferred other than by will or by the laws of descent and distribution and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(5)    VESTING, ETC. Without limiting the generality of Section 1, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Notwithstanding anything contained herein to the contrary, and subject to Section 5, Awards shall vest over a period of not less than one year following the date of grant (the “Minimum Vesting Requirements”); PROVIDED, however, that the Administrator may, in its sole discretion, (a) accelerate the vesting of Awards or otherwise lapse or waive the Minimum Vesting Requirements upon (x) the Participant’s death or Disability or (y) a Change in Control (subject to the requirements of Section 13) and (b) grant Awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the number of shares reserved for issuance under the Plan.

Unless otherwise provided by Section 4(d) with respect to Performance Awards or if the Administrator expressly provides otherwise:

(A)    immediately upon the cessation of a Participant’s employment or other service relationship with the Company and its Affiliates, all Awards (other than Stock Options and SARs) held by the Participant (or by a permitted transferee under Section 4(a)(4)) immediately prior to such cessation of employment or other service relationship will be forfeited if not then vested and, where exercisability is relevant, will cease to be exercisable;

(B)    except as provided in clauses (C) and (D) below, all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4(a)(4)) immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than Disability or death, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4(a)(v), and shall thereupon terminate;

(C)    all Stock Options and SARs held by a Participant (or by a permitted transferee under Section 4(a)(4)) immediately prior to the Participant’s Disability or death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s Disability or death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 4(a)(5)(C), and shall thereupon terminate; and

(D)    all Stock Options and SARs held by a Participant (or by a permitted transferee of the Participant under Section 4(a)(4)) whose cessation of employment or other service relationship is determined by the Administrator in its sole discretion to result from reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

Unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

(6)    TAXES. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to the Participant, the amount (in cash, shares of Stock, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement, or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Administrator in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10. For the avoidance of doubt, Stock may be tendered or held back by the Company in excess of the minimum amount required to be withheld for Federal, state, and local taxes.

As provided in Section 2(a) of this Plan, in the event shares of Stock are held back from an Award in satisfaction of tax withholding requirements, such shares will nonetheless be considered to have been delivered under the Plan and will not be added back to the pool of available shares.

(7)    DIVIDEND EQUIVALENTS, ETC. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to any Full Value Award if and in such manner as it deems appropriate. Notwithstanding anything contained herein to the contrary, and without limiting the generality of Section 4(d)(6)4(d)(6)(10), in no event shall an Award provide for any dividend or dividend equivalents to be payable to the Participant in respect of such Award prior to the time at which such Award (or the applicable portion thereof) vests (and, in the case of a Performance Award, the applicable performance condition is achieved).

(8)    RIGHTS LIMITED. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. Any Award granted under the Plan shall not be a part of a Participant’s base salary or wages and will not be taken into account in determining any other employment-related rights such Participant may have, such as rights to pension or severance pay. The Company, in its sole discretion, maintains the right to make available future grants under the Plan. Unless stated herein, no Participant or other person shall acquire any rights, remedies, benefits or obligations. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(9)    OPTION AND SAR REPRICING. Notwithstanding anything in the Plan to the contrary, except as provided in Section 5(b), no action (including the repurchase of Options, SARs or similar Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and grant or regrant of any Award, repurchase or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the stockholders of the Company.

(10)    FORFEITURE/CLAWBACK. The Committee may determine that any Award under this Plan shall be subject to provisions for the forfeiture and/or reimbursement of all amounts received in connection with an Award in the event of breach of noncompetition, nonsolicitation or confidentiality agreements. All Awards granted under this Plan are subject to recoupment, to the extent applicable, under the Company’s Financial Statement Compensation Recoupment Policy, as may be revised from time to time, and/or any other recoupment, clawback or similar policy that may be approved by the Board or any committee thereof. Notwithstanding any other provision of this Plan, a Participant shall be required to reimburse the Company amounts received in connection with an Award to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any rules promulgated thereunder and any other regulatory regimes, including Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and Rule 303A.14 of the New York Stock Exchange Listed Company Manual.

(11)    STOCK OWNERSHIP GUIDELINES/HOLDING PERIODS. The Committee may require that any Stock acquired by a Participant in connection with an Award granted under this Plan shall be subject to stock ownership guidelines, a minimum holding period or similar requirement under which a Participant shall not be permitted to transfer, sell, pledge, hedge, hypothecate or otherwise dispose of any such Stock.

(b)    AWARDS REQUIRING EXERCISE

(1)    TIME AND MANNER OF EXERCISE. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award or adequate provision therefore, as set forth in Section 4(b)(3); and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)    EXERCISE PRICE. The Administrator shall determine the exercise price of each Stock Option and SAR; PROVIDED, that each Stock Option and SAR must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option and SAR, determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

(3)    PAYMENT OF EXERCISE PRICE, IF ANY. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Administrator, (iii) if the Stock is publicly traded, by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price (i.e., by broker-assisted cashless exercise), (iv) by net settlement, (v) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

(4)    GRANT OF STOCK OPTIONS. Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides for ISO treatment that the Stock Option is to be treated as an ISO.

(c)    AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (1) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (2) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

(d)    PERFORMANCE AWARDS

Performance Awards may be granted to Participants as follows:

(1)    Prior to the grant of any Performance Award, the Administrator shall establish for each such award (i) performance levels at which 100% of the award shall be earned and a range (which need not be the same for all awards) within which greater and lesser percentages shall be earned and (ii) a performance period (which shall not be less than 12 months) which shall be determined at time of grant.

(2)    With respect to the performance levels to be established pursuant to Section 4(d)(1), the specific measures for each grant shall be established by the Administrator at the time of such grant. In creating these measures, the Administrator may establish the specific goals based upon or relating to any Performance Criteria (as defined below).

(3)    The percentage of each Performance Award to be distributed to an employee shall be determined by the Administrator on the basis of the performance levels established for such award and on the basis of individual performance in satisfaction of the Performance Award during such period. Any Performance Award as determined and adjusted pursuant to this Section is herein referred to as a “Final Award”.

(4)    All Final Awards which have vested in accordance with the provisions of Sections 4(d)(5) and 4(d)(6) shall be granted as soon as practicable following the end of the related vesting period. Final awards shall be granted in the form of Restricted Stock, unrestricted Stock, Deferred Stock, Cash Performance Awards, or cash or any combination thereof, as the Administrator shall determine.

(5)    Performance Awards that have become Final Awards may be subject to a vesting schedule established by the Administrator. Except as otherwise provided in this Plan, no Final Award (or portion thereof) subject to a vesting schedule shall be paid prior to vesting. The Administrator shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan.

(6)    No holder of a Performance Award shall have any rights to dividends or interest or other rights of a stockholder with respect to a Performance Award prior to such Performance Award’s becoming a Final Award.

5.    EFFECT OF CERTAIN TRANSACTIONS

(a)    MERGERS, ETC. Other than in connection with Awards that are denominated and subject to settlement in cash, Awards shall not vest in connection with a Change in Control unless such Change in Control is accompanied by a “double trigger event”. For this purpose, a “double trigger event” occurs in connection with a Change in Control if (1) the Award is not appropriately assumed nor an equivalent award substituted by the surviving, continuing, successor or purchasing company or other business entity or parent thereof, as the case may be, and (2) at the time of, or within 12 months following the Change in Control, the Participant incurs a termination of employment without Cause or for Good Reason.

Upon a Change in Control “double trigger event”: (i) in the case of a Stock Option or SAR, the Stock Option or SAR shall become fully vested and exercisable immediately upon the occurrence of the double trigger event; (ii) in the case of Restricted Stock, Deferred Stock or restricted stock units (in each case other than an award of Restricted Stock, award of Deferred Stock or award of restricted stock units that is a Performance Award), the restriction period shall lapse and the Restricted Stock, Deferred Stock or restricted stock unit (as applicable) shall fully vest immediately upon the occurrence of the double trigger event; and (iii) in the case of a Performance Award, payment under the Award shall be made on a pro rata basis, based on the number of completed months during the performance period, unless specifically noted otherwise in the applicable award agreement.

(b)    CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1)    BASIC ADJUSTMENT PROVISIONS. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 2(a), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)    CERTAIN OTHER ADJUSTMENTS. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 5(a) and 5(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; PROVIDED, that no change shall be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3)    CONTINUING APPLICATION OF PLAN TERMS. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 5(b)(1) or 5(b)(2) above.

6.    LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

7.    AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; PROVIDED, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under the rules of the New York Stock Exchange (which includes any “material revision” as defined under the rules of the New York Stock Exchange) or in order for the Plan to continue to qualify under Section 422 of the Code and to have an Award comply with, or avoid adverse consequences under, Section 409A of the Code.

8.    NON-LIMITATION OF THE COMPANY’S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

9.    COMPLIANCE WITH APPLICABLE LAW

If any provision of the Plan or any applicable award agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the applicable award agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such applicable award agreement shall remain in full force and effect.

10.    DATA PRIVACY

The Company or any Affiliate may collect, transmit, store and otherwise process personal data (as such term, “personal information,” “personally identifiable information” or any other term of comparable intent is defined under applicable laws or regulations, in each case to the extent applicable) in any form whatsoever, provided by the Participant to, or otherwise obtained by or on behalf of, the Company, any Affiliate or other person acting on the Company’s or any Affiliate’s behalf. Such personal data may include, for example: the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Stock held by the Participant; Award details; and such other categories of personal data as described in the Employee Privacy Notice (as defined below). The Company, any Affiliate, or other persons acting on the Company’s or any Affiliate’s behalf, may process such personal data as described in the Employee Privacy Notice and for purposes relating to their performance in connection with the Plan, the applicable award agreement and any other grant or plan administration materials by and among, as applicable, the Company or any Affiliate, and in any manner that is otherwise necessary, in the discretion of the Company or any Affiliate, for the purposes of operating the Plan, including but not limited to (a) implementing, administering and managing the Participant’s participation in the Plan; (b) providing the services described in the Plan; (c) providing information to the Company, any Affiliate, or any of their respective trustees, registrars, administrative agents, brokers, stock plan service providers or any other persons assisting the Company or any Affiliate with the implementation, administration, and management of the Awards and the Plan; (d) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; (e) transferring information about the Participant to any country or territory that may not provide the same protection for such information as the Participant’s home country; and (f) responding to public authorities, court orders and legal or regulatory investigations and complying with laws and regulations, as applicable.

The Company, any Affiliate, or other persons acting on the Company’s or any Affiliate’s behalf, may transfer or share such personal data with any third party in any country, including any (i) Affiliate, trustee, registrar, administrative agent, broker, stock plan service provider or other person assisting the Company or any Affiliate with the implementation, administration, and management of the Awards and the Plan, (ii) future purchasers or merger partners (as described above) or (iii) regulators and others, as required by applicable laws and regulations or in order to provide the services described in the Plan. The Company, any Affiliate and any possible recipients described herein may receive, possess, use, retain, transfer and otherwise process the personal data in electronic or other form, for the purposes described herein.

By accepting an Award or participating in the Plan, the Participant consents to the processing of personal data as described in this Section 10 and the Employee Privacy Notice. The Participant may refuse to provide consent or authorization, or may withdraw such consent or authorization, regarding the matters described in this Section 10, by contacting the contact set forth below; PROVIDED, however, that such refusal or withdrawal may affect the Participant’s ability to participate in the Plan.

Further questions regarding this Section 10 may be directed to the contact(s) set forth in the applicable employee privacy notice or other privacy policy that has previously been made available by the Company or any Affiliate to the Participant (as updated from time to time by the Company or such Affiliate, the “Employee Privacy Notice”). The terms set forth in this Section 10 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the Company’s and any Affiliates’ processing activities, and the rights of the Participant with respect to the Participant’s personal data); PROVIDED, however, that, in the event of any conflict between the terms of this Section 10 and the terms of the Employee Privacy Notice, the terms of this Section 10 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.

11.    GOVERNING LAW

The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflicts of laws.

12.    DEFINED TERMS

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“2016 Plan”: The Charles River Laboratories International, Inc. 2016 Incentive Plan as from time to time amended and in effect.

“ADMINISTRATOR”: The Board or, if one or more has been appointed, the applicable Committee. With respect to ministerial tasks deemed appropriate by the Board or Committee, the term “Administrator” shall also include such persons (including Employees) to whom the Board or Committee shall have delegated such tasks.

“AFFILIATE”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“AWARD”: Any or a combination of the following (which shall include any Final Award with respect to the following):

(i)   Stock Options.

(ii)   SARs.

(iii)   Restricted Stock.

(iv)   Unrestricted Stock.

(v)   Deferred Stock.

(vi)   Cash Performance Awards.

(vii)   Other Performance Awards.

“BENEFICIAL OWNERSHIP”: shall have the meaning defined in, and shall be determined pursuant to, Rule l3d-3 under the Securities Exchange Act of 1934, as amended.

“BOARD”: The Board of Directors of the Company.

“CASH PERFORMANCE AWARD”: A Performance Award payable in cash. The right of the Company under Section 4(a)(3) (subject to the consent of the holder of the Award as therein provided) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

“CAUSE”: Unless otherwise provided for in a Participant’s written agreement with the Company, “Cause” “for termination by the Company of the Participant’s employment shall mean (i) the willful and continued failure by the Participant to perform the Participant’s duties with the Company, (ii) a substantial and not de minimis violation of the Company’s Code of Business Conduct and Ethics (and any successor policy), as the same are in effect from time to time, (iii) the Participant’s conviction of a felony or (iv) engaging in conduct that constitutes a violation of any (x) confidential agreements with the Company or (y) confidentiality policies applicable to the Participant.

“CHANGE IN CONTROL”: Any one of the following: (i) the closing of the sale of all or substantially all of the Company’s assets as an entirety to any person or related group of persons; (ii) the merger, amalgamation or consolidation of the Company with or into another corporation or the merger, amalgamation or consolidation of another corporation with or into the Company or a subsidiary of the Company, in either case with the effect that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (iii) the closing of a transaction pursuant to which Beneficial Ownership of more than 50% of the Company’s outstanding Common Stock (assuming the issuance of Common Stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock) is transferred to a single person or entity, or a “group”   (within the meaning of Rule l3d-5(b)(l) under the Securities Exchange Act of 1934, as amended) of persons or entities, in a single transaction or a series or related transactions. It shall also be treated as a Change in Control hereunder if any of the events described in clauses (i), (ii) or (iii) occur to Charles River Laboratories International, Inc., or any other company directly or indirectly controlling the Company at the time of any such transaction.

“CODE”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“COMMITTEE”: One or more committees of the Board (including any subcommittee thereof) appointed or authorized to make Awards and otherwise to administer the Plan.

“COMPANY”: Charles River Laboratories International, Inc.

“DEFERRED STOCK”: A promise to deliver Stock, other securities or other property in the future on specified terms to a Participant (including, for the avoidance of doubt, a director of the Company).

“DISABILITY”: With respect to any Participant, “disability” as defined in such Participant’s employment agreement, if any, or if not so defined, except as otherwise provided in such Participant’s award agreement:

(i)   a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)   a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan.

“EMPLOYEE”: Any person who is employed by the Company or an Affiliate.

“FULL-VALUE AWARD”: an Award other than an Option or SAR, and which is settled by the issuance of shares of Stock or the value of the stated number of shares in cash.

“FUNGIBLE POOL UNIT”: the measuring unit used for purposes of the Plan, as specified in Section 2, to determine the number of Shares which may be subject to Awards hereunder, which shall consist of Shares in the proportions (ranging from 1.0 to 2.0) as set forth in Section 2(a).

“GOOD REASON”: Unless otherwise provided for in a Participant’s written agreement with the Company, Good Reason for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless in the case of any act or failure to act described in paragraph (i), (iii) or (iv) below, such act or failure to act is corrected prior to the date of termination:

(i)   the assignment to the Participant of any duties inconsistent with the Participant’s position and responsibilities as in effect immediately prior to the Change in Control;

(ii)  a reduction by the Company in the Participant’s annual base salary as in effect on the date of the Change in Control;

(iii)   the failure by the Company to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control which is material to the Participant’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Participant’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed at the time of the Change in Control;

(iv)   the failure by the Company to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Participant was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(v)   the Company’s requiring the Participant to relocate to an office or location more than fifty (50) miles distant from the office or location at which the Participant was based immediately prior to the date of termination.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“PARTICIPANT”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“PERFORMANCE AWARD”: An Award subject to Performance Criteria (including any Award that is a Final Award distributed in satisfaction of the vesting of a Performance Award that was subject to Performance Criteria).

“PERFORMANCE CRITERIA”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“PLAN”: The Charles River Laboratories International, Inc. 2026 Long-Term Incentive Plan, as from time to time further amended and in effect.

“PREEXISTING PLANS”: Any plan of the Company or its predecessors in existence at or prior to the Effective Date under which equity, equity-based or performance cash awards were granted, including, without limitation, the 2016 Plan. For the purposes of this definition, “preexisting plans” shall not refer to the Company’s Executive Incentive Compensation Plan (EICP).

“RESTRICTED STOCK”: An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

“SARS”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“STOCK”: Common Stock of the Company.

“STOCK OPTIONS”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“UNRESTRICTED STOCK”: An Award of Stock not subject to any restrictions under the Plan.

13.    SECTION 409A OF THE CODE

To the extent applicable, Awards granted under the Plan are intended to comply with or be exempt from Section 409A of the Code, and the Administrator shall interpret and administer the Plan in accordance therewith. In addition, any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document that is not expressly set forth shall be deemed to be set forth herein, and such Plan shall be administered in all respects as if such provisions were expressly set forth. The Administrator shall have the authority unilaterally to accelerate or delay a payment to which the holder of any Award may be entitled to the extent necessary or desirable to comply with, or avoid adverse consequences under, Section 409A (including, for the avoidance of doubt, with regard to an individual deemed to be a “specified employee” under Section 409A of the Code who has received an amount hereunder deemed to be “deferred compensation” subject to Section 409A of the Code). Notwithstanding the foregoing, the Company does not guarantee that this Plan, any Awards or any payments with respect thereto are in compliance with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

14.    EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the stockholders of the Company (the “Effective Date”).

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, MA 01887
United States
781 222 6000

2026 Long-Term Incentive Plan
French Sub-Plan
for Restricted Stock Units and Performance Stock Units

1.   Purpose

The Board of Directors (the “Board”) of Charles River Laboratories international Inc. (the “Company”) has established the 2026 Long-Term Incentive Plan (the “Plan”) for the benefit of certain employees and/or corporate officers of the Company including those (i.e. Employees and Corporate Officers) of its French Subsidiaries and/or branches.

As specifically authorized by the Plan, the Administrator intends to establish a French Sub-Plan of the Plan for the purpose of granting Restricted Stock Units and Performance Stock Units, as defined in Section 2 hereunder, which qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code to French Participants.

Each Grant made under and governed by the French Sub-Plan shall comply with the requirements set out under French law, in particular Articles L.225-197-1 and seq., as well as L.22-10-59 and L.22-10-60 of the French Commercial Code.

The purpose of the Plan and the French Sub-Plan is to align the interests of the participants with the growth and performance of the group, as part of the group’s policy to incentivize, motivate and retain its key talents.

The terms and conditions of the Awards granted are therefore governed by the Plan and the French Sub-Plan. The provisions in this French Sub-Plan are in addition to provisions of the Plan. Unless otherwise defined in the French Sub-Plan, a capitalized term in the French Sub-Plan will have the same meaning as in the Plan.

In the event of any conflict between the terms and conditions of this French Sub-Plan and the rules of the Plan, the provisions of this French Sub-Plan shall prevail for the Awards made under this French Sub-Plan.

2.   Definitions

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan. The terms set out below will have the following meanings:

“Administrator”	corresponds to the Compensation Committee of the Board or any designee of the Compensation Committee (i.e. CEO etc.).

“Award”	means, individually or collectively, a grant, under the French Sub-Plan, of Restricted Stock Units (RSU) and/or Performance Units (PSU) only. Awards made under the French Sub-Plan must be exclusively settled in Shares.

“Award Agreement”	means a written agreement setting forth the terms and conditions of the RSU/PSU grant and vesting;

“Company”	means Charles River Laboratories International, Inc., a US based listed company.

“Corporate Officer”	Means such corporate officers of the French Subsidiaries of the Company incorporated under the laws of France holding the corporate offices listed in article L.225-197-1 II of the French Commercial Code:

•

Chairman of the Board (Président du Conseil d’Administration)

•

Managing Director / Chief Executive Officer (Directeur Général)

•

Delegated Managing Directors (Directeurs Généraux Délégués)

•

Chairman (Président, notamment dans une société à directoire et conseil de surveillance)

•

Executive Board (Membre du Directoire)

•

Manager of a société par actions (Gérant)

“Disability”	means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions;

“Employee”	means a current employee under employment contract, as defined by French labor law;

“French Participant”	means: • an Employee of a French Subsidiary of the Company; • a Corporate Officer of a French Subsidiary of the Company;

•

an Employee of a French branch (“établissement stable” / “succursale”) of the Company;

•

an Employee of a French branch of a foreign Subsidiary of the Company provided that such individual has been granted an Award and has accepted and signed the relevant Award Agreement.

“French Sub-Plan”	corresponds to the present document;

“Grant Date”	means a date defined in Award Agreement, i.e. a date when the RSU/PSU is granted to the Participant;

“Performance Stock Units (PSU)”	means one (1) or more conditional right(s) to receive one (1) Share at the Vesting Date subject to certain presence-based and/or performance-based vesting conditions and other restrictions;

“Plan”	Charles River Laboratories International, Inc. 2026 Long-Term Incentive Plan

“Restricted Stock Units (RSU)”	means one (1) or more conditional right(s) to receive one (1) Share at the Vesting Date subject to certain presence-based and/or performance-based vesting conditions and other restrictions;

“Share”	means one (1) share of the Company;

“Share Capital”	means the share capital of the Company;

“Subsidiary”

means in accordance with articles L.225-197-1 and L225-180 of the French Commercial Code:

•

Those companies in which the Company holds, directly or indirectly, at least 10% of capital or voting rights;

•

Those companies which hold, directly or indirectly, at least 10% of capital or voting rights in the Company;

•

Those companies in which at least 50% of capital of voting rights are held, directly or indirectly, by a company which itself holds at least 50% of the Company.

“Vesting Date”	means the date specified in the relevant Award Agreement on which the Shares become definitively vested (“Acquisition Définitive”) and the French

Participant acquires an unconditional and irrevocable rights to receive the Shares (subject to satisfaction of the applicable conditions detailed within the current French Sub-Plan). Such Vesting Date does not correspond to the date of delivery or settlement of the Shares, which shall occur in accordance with the terms of the Plan and the relevant Award Agreement.

3.   Shares characteristics

3.1.   Nature of the Shares

The Shares acquired must be existing or newly issued securities representing the capital with random return. In the case of existing shares, the Company must hold those no later than the day before they are vested to the Participants.

3.2.   Overall Award limit

The total number of the Restricted Stock Units (RSU) and Performance Stock Units (RSU) which may be granted by the Company shall not exceed, as per Article L225-197-1 of the French commercial code, notably:

(i)   15% of its Share Capital at the Grant Date;

(ii)   30% of its Share Capital at the Grant Date when the grant is made to Employees of the Company representing at least 50% of the Company’s salaried employees and at least 25% of the total gross salaries taken into account to determine the basis for social security contributions and paid during the last financial year;

(iii)   40% of its Share Capital at the Grant Date when the Grant is collective to all Employees.

For avoidance of doubt, the Participant acknowledges that the future share capital increases may dilute the Participant’s shareholding in the Company to be acquired as a result of the delivery of the Shares.

Delivery of Shares, in whatever manner, shall reduce the number of Shares thereafter available for grant under the present French Sub-Plan, it being specified that the applicable percentage limits may be reassessed in the event of a share capital increase or reduction.

RSU/PSU that do not definitively vest at the end of the vesting period shall not be taken into account for the purpose of assessing the relevant grant limit and may be reused by the Company for future grants.

3.3.   Individual Award limit

The Company may grant Restricted Stock Units (RSU) and Performance Stock Units (RSU) to a French Participant only if:

(i)   The French Participant holds less than ten percent (10%) of the Share Capital of the Company on the Grant Date; and,

(ii)   The grant of RSU/PSU would not result if subsequently vested in the holding by such French Participant of ten percent (10%) or more of the Share Capital of the Company as at the Grant Date.

These limits are assessed at the time of the grant decision by the Board of Directors.

Outstanding unvested RSU/PSU shall be taken into account to determine the present limit of 10%, within the limit that only Shares directly held by a French Participant for less than seven years are taken into consideration. Stock-options vested but not yet exercised should be excluded for these limits assessment.

4.   Eligible Participants

4.1.    General

RSUs and PSUs may only be granted to French Participants, defined as:

•	an Employee of a French Subsidiary of the Company;

•	a Corporate Officer of a French Subsidiary of the Company;

•	an Employee of a French branch (“établissement stable” / “succursale”) of the Company;

•	an Employee of a French branch of a foreign Subsidiary of the Company.

For the avoidance of doubt, this French Sub-Plan does not permit the grant of stock options to French Participants.

4.2.    Specific Corporate Officers’ restrictions

Awards may only be granted to Corporate Officers of the French Subsidiary if the Company respects one of the following conditions during the Company’s financial year in which the Awards are granted:

(i)   The Company grants Awards (according to Articles L.225-197-1 to L.225-195-5 and L.22-10-59 of the French commercial code) to all of its Employees or at least to 90% of Employees of its Subsidiaries (defined by articles L.233-1 and L.210-3 of the French commercial code); or

(ii)   The Company grants stock-options (according to Articles L.225-177 to L.225-186 and L.22-10-57 of the French commercial code) to all of its Employees or at least to 90% of Employees of its Subsidiaries (defined by articles L.233-1 and L.210-3 of the French Commercial Code); or

(iii)   A compulsory profit-sharing agreement, a derogatory profit-sharing agreement or a voluntary profit sharing agreement is in effect in the Company and to the benefit of at least 90% of Employees of its Subsidiaries.

Where, within the Company or its aforementioned subsidiaries, such agreements are or were in force for the previous financial year, the first grant authorized by a shareholders’ meeting held after the publication of Law No. 2008-1258 of 3 December 2008 in favour of employment income may only take place if the relevant companies amend the calculation methods of each such agreement by means of an agreement or amendment, or pay an additional collective profit-sharing amount within the meaning of Article L. 3314-10 of the French Labour Code or an additional special profit-sharing reserve within the meaning of Article L. 3324-9 of the same code;

(iv)   All eligible employees of the Company and at least 90% of all eligible employees of its Subsidiaries within the meaning of Article L. 233-1 and falling within the scope of Article L. 210-3 shall benefit from a payment made in accordance with Article L. 3332-11, 1°, of the French Labour Code.

For the present thresholds assessment, only the Employees of the French Subsidiaries / branches of the granting Company should be taken into consideration to appreciate such condition.

5.   Restriction Period

The RSU and PSU granted to French Participants may be subject to restriction period and forfeiture conditions. The terms of the Award will be set forth in a Award Agreement.

5.1.   Vesting Period

5.1.1   General

No Award Agreement shall provide for vesting of the Award thereunder earlier than the 1st anniversary of the applicable Grant Date (“Vesting Period”).

During the Vesting Period, the ownership of the Shares cannot be transferred to the French Participant who only holds a conditional right and is not entitled to any shareholder’s right during the Vesting Period (no dividends rights, no voting rights).

5.1.2   Presence-based conditions

The RSU/PSU vesting may be conditional upon the fulfilment of a presence-based condition imposed on the Participant by the Administrator.

The Award Agreement shall specify whether vesting may be subject to any such condition in order, for the Participant, to be informed about such condition before the beginning of a vesting period.

5.1.3   Performance-based conditions

The RSU/PSU vesting may be conditional upon the fulfilment of objective performance-based conditions imposed on the Participant by the Administrator.

The Award Agreement shall specify whether vesting may be subject to any such condition in order, for the Participant, to be informed about such condition before the beginning of a vesting period.

5.2.   Holding Period

To the extent that the RSU/PSU vest less than two (2) years after the Grant Date, the Shares acquired on Vesting Date shall be subject to a holding period (“Holding Period”), so that there is a minimum two-year (2-year) period between the Grant Date and the date of free disposal of the Shares by the French Participant, as required by Article L.225-197-1 of the French Commercial Code.

When an Award is subject to a Holding Period, the Shares may be delivered to the French Participant in settlement of the RSU and/or PSU, provided the French Participant shall agree not to sell, transfer, assign, mortgage, charge or otherwise dispose of the Shares during the Holding Period.

5.3.   Delivery

As a general rule, the Participant may receive delivery of the Shares after the RSU/PSU have become vested.

Provided that the Participant has complied with its obligations set forth in Section 5.1, the Company shall arrange the transfer or issue of relevant Share to the Participant.

5.4.   Share issued following RSU/PSU Vesting Date shall be issued in the name of the Participant, except in cases where RSU/PSU are inherited under the laws of inheritance. Cessation of employment contract / Corporate Officer mandate

In the event of termination of employment contract or cessation of corporate office mandate prior to the Vesting Date, all unvested RSUs/PSUs shall automatically and irrevocably lapse as of the date of such termination or cessation.

Except as otherwise expressly decided by the Administrator at its sole discretion, the Plan shall not result in the acceleration of the Vesting Period nor in the waiver of any applicable Holding Period, where such acceleration or waiver would result in a period of less than two (2) years between the Grant Date and the date on which the Shares may be freely disposed of by the French Participant, except in the strictly permitted circumstances set out below:

5.4.1   Death

In case of French Participant’s death before the RSU/PSU have vested, her/his heir(s), as determined under applicable law, may request, within six (6) months as from the date of death, the immediate vesting and delivery of the RSU/PSU, as provided by Article L.255-197-3 of the French Commercial Code.

In case of French Participant’s death after the RSU/PSU have vested and before the expiry of any applicable Holding Period, his /her Shares shall cease to be subject to the Holding Period.

5.4.2    Disability

In case of French Participant’s Disability before the RSU/PSU have vested, the RSU/PSU shall vest immediately, in such proportion as determined by the Administrator in its absolute discretion, in relation to the fulfillment of the performance-based conditions and regarding any other condition as at the time of cessation of employment, and such other factors as the Administrator may consider relevant.

In case of French Participant’s Disability after the RSU/PSU have vested and before the expiry of any applicable Holding Period, his /her Shares shall cease immediately to be subject to the Holding Period.

5.5.   Share sale restrictions

5.5.1   Closed Period

In accordance with the Article L22-10-59 of the French Commercial Code, Shares vested and acquired by a French participant must not be sold during the following periods:

(i)   Within 30 calendar days before the announcement of an interim financial report or an end-of-year report which the granting Company is required to make public;

(ii)   By the members of the “Conseil d’Administration”   (Board of Directors) or “Conseil de Surveillance” (Supervisory Board), by the members of the “Directoire”   (Executive Board) or exercising the powers “Directeur Général”   (Managing Director) or “Directeur Général Délégué” (Delegated Managing Director), and by employees having knowledge of any inside information, within the meaning of article 7 of EU Regulation n°596/2014 which has not been made public.

Strict compliance with the above periods may not be required when the local legislation applicable to the Company provides for periods of share sale restrictions that, while not corresponding exactly to the above periods, offer equivalent guarantees.

5.5.2   Specific share sale restriction for Corporate Officers

A specific share sale restriction for Corporate Officers, fully or partially until the termination of their duties, is provided by the Article L225-197-1 II of the French Commercial Code but shall not apply to Corporate Officers of the Company’s French Subsidiary.

6.   Rights in connection to Shares

6.1.   Rights

Until the Vesting Date, the property of the Shares is not transferred to the French Participant. No right to vote or to receive dividends or any other rights as a Company’s shareholder shall exist with respect to the Share.

6.2.   Dividends equivalents

No Dividend Equivalents shall be paid with respect to RSU and PSU.

6.3.   Alternative settlement

No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Share ownership is transferred to the French Participant.

7.   Employment rights

Neither the French Sub-Plan nor any RSU/PSU grant shall confer upon any French Participant any right with respect to continuing the French Participant’s relationship as an Employee of the Company, nor shall be construed as part of any employment contracts that a French Subsidiary has with its Employees.

8.   Adjustment and certain other events change

In accordance with article L.225-197-1, III of the French Commercial Code, in the event of an exchange of shares for non-cash consideration resulting from a merger or a demerger occurring during the Vesting Period or Holding Period and in the event of such share exchange resulting from a public offer, a subdivision or consolidation of shares, the provisions of the French Sub-Plan shall remain applicable (including the vesting and holding requirements) as those applying to the original RSU and/or PSU.

In the event of another transformation, reorganization or any other corporate event or of equity restructuring occurring after the grant of the RSU and/or PSU, the Administrator shall take all necessary actions, while the event is in progress, in order to determine the impact of this operation on the Awards and, as far as possible, in order to maintain the rights of the French Participants and the neutrality of the operation.

Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under

French law, in which case the RSU/PSU may no longer qualify as “qualified” RSU/PSU (as admitted under French law).

In any case, no cash payment shall be made, in particular to compensate for any fractional shares, and the beneficiary must expressly waive any compensation that could be granted to them in connection with the adjustment.

9.   Amendment and termination

9.1.   With the exception of provisions falling within the exclusive competence of the Company’s Extraordinary General Meeting and approved by said meeting, the Administrator may amend or depart from the provisions of this French Sub-Plan in the best interests of the Company. However, such amendments shall have no effect on the rights and conditions of any Awards granted or fully vested prior to such amendment.

9.2.   No amendment may be made to this French Sub-Plan that would affect the acquired rights of the French Participants without their prior written consent, unless such amendment results from a newly enacted legislative or regulatory provision or from any other provision having binding legal effect on the Company or on Company’s Subsidiary and entailing legal, tax or social consequences. In such a case, the amendments made to this French Sub-Plan shall not give rise to any right to compensation for the French Participants, even if such amendments affect their rights, whether generally or in view of their personal situation.

9.3.   This French Sub-Plan shall automatically be binding upon the respective successors, heirs and assigns of each French Participant (including any minor or legally incapacitated heirs of the French Participant and, where applicable, the French Participant’s executor).

10. Taxes

The Company or its French Subsidiaries shall have the right to require payment from a French Participant to cover any applicable withholding or other employment taxes due with respect to Awards granted hereunder or shall have the right to deduct any applicable withholding or employment taxes due from other compensation income paid to the French Participants.

No shares underlying an Award may be withheld/net-shared under the French Sub-Plan. In addition, no shares underlying an Award may be sold prior to the second anniversary of the Grant Date to satisfy any social security or tax withholding due for Awards granted further to the French Sub-Plan for French Participants.

11.   Validity

The fact that any provision of this French Sub-Plan becomes null and void, unenforceable or obsolete shall not affect the validity or enforceability of the other provisions of this French Sub-Plan, which shall continue to remain in full force and effect.

12.   Interpretation and Applicable Regulations

12.1.   It is intended that RSU/PSU granted under this French Sub-Plan shall qualify for the specific tax and social security treatment applicable to RSU/PSU granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable.

12.2.   Although this French Sub-Plan is aimed at addressing and complying with the requirements of applicable tax law and circulars, each French Participant is advised to consult with his/her counsel about his/her tax status and tax treatment of RSU and PSU granted under this French Sub-Plan.

12.3.   Unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and vice versa.

12.4.   The French Sub-Plan provisions shall be governed by and construed in accordance with French laws.

13.   Effective Date

This French Sub-Plan was approved by the Company’s shareholders at the annual shareholders meeting held on May 5, 2026 with authorization to the Administrator of the Company to grant RSU and PSU thereunder on May 5, 2026, as required under French law. It is applicable as of May 5, 2026. The authorization may be used by the Administrator under the French Sub-Plan until the termination of the Plan, subject to applicable French law.